EXHIBIT 11

                            FOHP, INC. & SUBSIDIARIES
           (SUCCESSOR TO FIRST OPTION HEALTH PLAN OF NEW JERSEY, INC.)
                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE


                                                            Three Months Ended             Nine Months Ended
                                                               September 30,                 September 30,
                                                           1996            1995            1996           1995
                                                       ------------    ------------    ------------    ------------

Net Income (Loss) ..................................   $ (3,085,545)   $ (1,548,849)   $(13,841,768)   $ (5,402,158)


Weighted average number of common shares:
  Shares outstanding quarter ended 3/31/95 .........                                                      1,571,853
  Shares outstanding quarter ended 6/30/95 .........      1,571,753
  Shares outstanding quarter ended 9/30/95 .........                      1,571,753                       1,571,753
  Shares outstanding quarter ended 3/31/96 .........                                      2,100,173
  Shares outstanding quarter ended 6/30/96 .........                                      2,100,173
  Shares outstanding quarter ended 9/30/96 .........      2,100,173                       2,100,173


Weighted average number of common shares outstanding
at September 30, 1996 and 1995 .....................      2,100,173       1,571,753       2,100,173       1,571,786
                                                       ------------    ------------    ------------    ------------

Net (loss) per common share ........................   $      (1.47)   $      (0.99)   $      (6.59)   $      (3.44)
                                                       ============    ============    ============    ============

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